                                               Filed Pursuant To Rule 424(b)(3)
                                               Registration No. 333-57359
PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 17, 1998)

                         2,875,000 PREFERRED SECURITIES

                        PIONEER-STANDARD FINANCIAL TRUST
                 6 3/4% CONVERTIBLE TRUST PREFERRED SECURITIES
              (LIQUIDATION PREFERENCE $50 PER PREFERRED SECURITY)
GUARANTEED TO THE EXTENT SET FORTH HEREIN BY, AND CONVERTIBLE INTO COMMON SHARES
                                      OF,

                       PIONEER-STANDARD ELECTRONICS, INC.

     This Prospectus Supplement (the "Supplement") supplements the Prospectus dated September 17, 1998 contained in the Registration Statement on Form S-3 (Commission File No. 333-57359) and relates to the resale of 6 3/4% Convertible Trust Preferred Securities (the "Preferred Securities") which represent undivided beneficial interests in the assets of Pioneer-Standard Financial Trust, a statutory business trust created under the laws of the State of Delaware (the "Issuer") and the common shares, without par value (the "Common Shares"), of Pioneer-Standard Electronics, Inc., an Ohio corporation (the "Company"), issuable upon conversion of the Preferred Securities. 2,500,000 of the Preferred Securities were issued and sold on March 23, 1998 (the "Original Offering Date") and 375,000 of the Preferred Securities were issued and sold on April 3, 1998 (the issuance and sale of the total of 2,875,000 of the Preferred Securities is referred to herein as the "Original Offering") to Lazard Freres & Co., LLC, Cleary Gull Reiland & McDevitt Inc. and McDonald & Company Securities, Inc. (the "Initial Purchasers") and were simultaneously sold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed by the Initial Purchasers to be qualified institutional buyers as defined in Rule 144A under the Securities Act. All of the beneficial interests in the assets of the Issuer represented by common securities of the Issuer (the "Common Securities") are owned by the Company. The Issuer exists for the sole purpose of issuing the Preferred Securities and the Common Securities and investing the proceeds from the issuance thereof in 6 3/4% Convertible Subordinated Debentures, due March 31, 2028 (the "Debentures"), issued by the Company. The Preferred Securities have a preference over the Common Securities with respect to cash distributions and amounts payable on liquidation, redemption or otherwise under certain circumstances.

     The Preferred Securities and the Common Shares issuable upon conversion of the Preferred Securities (collectively the "Offered Securities") may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Offered Securities may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. The names of any such agents or underwriters involved in the sale of the Offered Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in this Supplement. The Selling Holders will receive all of the net proceeds from the sale of the Offered Securities and will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any such sale. The Company is responsible for the payment of all other expenses incident to the registration of the Offered Securities. The Selling Holders and any broker-dealers, agents or underwriters that participate in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Offered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     This Supplement should be read in conjunction with the Prospectus to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 29, 1998

                                SELLING HOLDERS

     The Preferred Securities were originally issued by the Issuer and sold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act either (i) to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or (ii) upon the terms and conditions set forth in Regulation S under the Securities Act. The Selling Holders may from time to time offer and sell pursuant to the Prospectus and this Supplement any or all of the Offered Securities. The term Selling Holder includes the holders listed in the Prospectus and below and the beneficial owners of the Preferred Securities and their transferees, pledgees, donees or other successors. The information below supplements the information contained in the Prospectus under the caption "Selling Holders."

                                                                                      NUMBER OF
                                                                                       COMMON
                                                      NUMBER OF                    SHARES ISSUABLE
                                                      PREFERRED                         UPON           NUMBER OF
                                                     SECURITIES      NUMBER OF      CONVERSION OF      PREFERRED
                                                    BENEFICIALLY     PREFERRED        PREFERRED        SECURITIES
                                                     OWNED AS OF     SECURITIES      SECURITIES       BENEFICIALLY
                     NAME OF                        SEPTEMBER 17,     OFFERED          OFFERED        OWNED AFTER
                  SELLING HOLDER                       1998(1)         HEREBY         HEREBY(2)       THE OFFERING
                  --------------                    -------------    ----------    ---------------    ------------
ABN-AMRO Incorporated.............................     48,000          48,000          152,380             0

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(1) For purposes of this table, a person is deemed to have "beneficial ownership" of securities over which such person, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares (x) voting power (which includes the power to vote or to direct the voting of such securities) or (y) investment power (which includes the power to dispose or direct the disposition of such securities). A person is also deemed to be the beneficial owner of securities: (i) the beneficial ownership of which the person has the right, at any time within 60 days from September 17, 1998 (or such later date as noted in the above table), to acquire, including but not limited to any right to acquire through the exercise of options, warrants or rights, the conversion of a convertible security or the revocation or automatic termination of a trust or discretionary account or similar arrangement; (ii) the beneficial ownership of which such person has the right to acquire (as specified in (i)) at any time, where such right is acquired for the purpose, or with the effect, of changing or influencing control of the Company, or in connection with or as a participant in any transaction having such purposes or effect; or (iii) with respect to such person, directly or indirectly, through the creation or use of a trust, a proxy, a power of attorney, pooling arrangement or any other contract, arrangement or device purports to have divested himself of beneficial ownership or to have prevented the vesting of beneficial ownership as part of a scheme to evade the reporting requirements of Section 13(d) or (g) of the Securities Exchange Act of 1934. Beneficial ownership is given as of September 17, 1998, unless noted otherwise.

(2) No fractional Common Shares will be issued as a result of the conversion, but, in lieu thereof, such fractional interest will be paid in cash.